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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-96721) and related Prospectus of Corrections Corporation of America for the registration of up to $250,000,000 of 9 7/8% Senior Notes due 2009 and to the incorporation by reference therein of our report dated October 28, 2002 (except for paragraphs 12 and 13 of Note 24, as to which the date is December 27, 2002), with respect to the 2001 consolidated financial statements of Corrections Corporation of America and Subsidiaries included in its Current Report on Form 8-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

Nashville, Tennessee
December 27, 2002